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                                                                       EXHIBIT 2

                          INTERESTED PARTY AGREEMENT

     This agreement (the "Agreement") is made as of this 29th day of December, 2000 by and among Glenborough Realty Trust Incorporated, a Maryland corporation ("GLB"), Francesco Galesi ("Galesi"), Dennis Trimarchi, ("Trimarchi"), (Galesi and Trimarchi are also sometimes referred to herein as the "Interested Parties"), each of which Interested Parties is required to execute this Agreement pursuant to Section 4 of that certain Second Amendment dated November 30, 2000 (the "Second Amendment") to that certain Purchase Agreement dated September 25, 2000 ("Purchase Agreement") by and among Bush Gardens, LLC, a Nevada limited liability company ("Buyer") and Glenborough Properties, L.P., Chase Monroe LLC, GLB Chase On Commonwealth, L.P., GLP Courtyard, L.P., GLB Farmhurst, L.P., GLB The Oaks, L.P., GLB Sharonridge - Phase I, Limited Partnership, GLB Sharonridge - Phase II, Limited Partnership, GLB Wendover Glen, L.P., Glenborough Fund V, Limited Partnership, Glenborough Fund VI, LLC and Glenborough Fund X, Limited Partnership (collectively, the "Transferors") as amended through and including the Fourth Amendment, dated December 22, 2000.

                                    RECITALS

     WHEREAS, pursuant to Section 4 of the Second Amendment and in addition to Buyer's delivery obligations under Section 6(e) of the Purchase Agreement, Buyer is obligated, as a condition precedent to the closing of the transactions contemplated in the Purchase Agreement (the "Closing"), to deliver to the Transferors this Agreement;

     WHEREAS, pursuant to Section 5(b) of the Purchase Agreement as amended, GLB and the Transferors' acceptance of this Agreement from Buyer is a condition precedent to Transferors' obligations at the Closing of the transaction contemplated by the Purchase Agreement; and

     WHEREAS, this Agreement shall be effective as of the Closing;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, each of the Interested Parties and GLB hereby agree as follows:

     1. For a period of five (5) years after the Closing, each of the Interested Parties shall refrain, and require their respective Affiliates (as defined in the Purchase Agreement) to refrain, from acquiring, other than in a Permitted Transaction (as defined below), any of the equity securites of GLB without the consent of GLB.

     2. For the purposes hereof, a "Permitted Transaction" shall mean (i) any acquisition of equity securities of GLB by such Interested Parties, or their respective Affiliates, consented to in writing by GLB, (ii) any transaction pursuant to which such Interested Parties, or their respective Affiliates, receive equity securities of GLB in connection with any merger, consolidation, reorganization, dividend or distribution relating to the securities of any entity other than GLB or relating to any securities of GLB or its Affiliates now held by such Interested Parties, or their respective Affiliates, provided that any such equity securities of GLB received

INTERESTED PARTY AGREEMENT              1
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represent a minor portion of the total assets involved in such transaction(s)
and that such transaction(s) are not entered into with an intent to avoid the restrictions contained in this Agreement, (iii) any transfer by operation of law or by will, (iv) any acquisition deemed to occur by virtue of appointment or succession to an office or position as a fiduciary or as a member of the Board of Directors or governing body of any entity or (v) any acquisition by the Interested Parties for their own personal investment accounts of equity securities of GLB or its Affiliates, provided that such personal acquisition shall not result in such Interested Party holding, directly or indirectly, any legal or beneficial interest in more than thirty thousand (30,000) shares of equity securities of GLB or its Affiliates at any one time. The covenants of the parties set forth herein are for the exclusive benefit of such parties and are not intended to, and shall not, convey any benefit upon any third party, nor shall any third party have the right to enforce or seek to enforce any of the obligations set forth herein.

     3. The covenants of the parties set forth herein are for the exclusive benefit of such parties and are not intended to, and shall not, convey any benefit upon any third party, nor shall any third party have the right to enforce or seek to enforce any of the obligations set forth herein.

     4. Each of the parties hereto represents to the other that it has all requisite power and authority to enter into, and perform its obligations under, this Agreement.

     5. This Agreement sets forth the entire agreement and understanding of the parties with regard to the subject matter hereto and supersedes any prior agreements or understandings, written or oral, with respect thereto. This Agreement may not be amended except by a written agreement signed by the party against whom enforcement shall be sought. Neither this Agreement, nor any right or obligation hereunder, may be assigned in whole or in part by any party hereto without the prior written consent of the other. This Agreement shall benefit and bind the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (without regard to any such laws pertaining to conflicts of laws) applicable to contracts executed and performed within such state by residents thereof. This Agreement may be executed and delivered by facsimile transmission and in one or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument. Whenever in this Agreement the singular number is used, the same shall include the plural wherever appropriate (and vice versa), and words of any gender shall include each other gender where appropriate.


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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                              GLB:

                              Glenborough Realty Trust Incorporated

                              By:
                                 ----------------------------------

                              Print Name:
                                         --------------------------

                              Title:
                                    -------------------------------

                              INTERESTED PARTIES:


                              -------------------------------------
                              Francesco Galesi


                              -------------------------------------
                              Dennis Trimarchi


INTERESTED PARTY AGREEMENT              3
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